                       Filed pursuant to Rule 424(b)(2)
                          Registration No. 33-56983

PRICING SUPPLEMENT NO. 2
DATED:  DECEMBER 14, 1995
(TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 22, 1995
AND PROSPECTUS DATED NOVEMBER 22, 1995)

                          UNITED CITIES GAS COMPANY

                         MEDIUM-TERM NOTES, SERIES A

                                    1995-2

                             ____________________


PRINCIPAL AMOUNT:                           INTEREST PAYMENT DATES:
     $10,000,000                                 June 15 and December 15, commencing
                                                 June 15, 1996

ORIGINAL ISSUE DATE:                        ISSUE PRICE:
     December 19, 1995                           $10,000,000 (100%)

MATURITY DATE:                              AGENTS' COMMISSION:
     December 19, 2010                           $60,000 (.6%)

INTEREST RATE (PER ANNUM):                  NET PROCEEDS TO COMPANY:
     6.27%                                       $9,940,000 (99.4%)

REDEMPTION PROVISIONS:


 [X]     The Offered Notes cannot be redeemed by the Company prior to maturity.
 [ ] The Offered Notes may, at the option of the Company, be redeemed prior to maturity.

REPAYMENT BY THE COMPANY AT THE OPTION OF THE HOLDER:

         A holder of the Offered Notes shall have the option to require repayment of the Offered Notes held by it in whole or in part (as provided below), on December 19, 2002 (the "Redemption Date"). The repayment price for any Offered Note will be equal to the sum of (i) 100% of the principal amount of the Offered Note or the portion thereof tendered for repayment in the manner described below plus (ii) accrued interest to the date of repayment. For any Offered Note to be repaid, such Offered Note must be tendered to the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the holders), in the manner described herein, not more than 60 nor less than 30 days prior to the date of repayment. This option may be exercised by a holder of Offered Notes for less than the entire principal amount held by it, provided the principal amount which is to be repaid to such holder is equal to $1,000 or an integral multiple of $1,000. Such election by a holder to tender Offered Notes for repayment will be irrevocable.

         Book Entry Bonds. So long as the Offered Notes are held under the book-entry system referred to in the Prospectus Supplement under "SUPPLEMENTAL DESCRIPTION OF THE OFFERED NOTES--Book-Entry Only System", DTC or its nominee, Cede & Co., as registered holder of the Offered Notes, will be entitled to tender the Offered Notes on December 19, 2002 for repayment and any such tenders will be effected by means of DTC's Repayment Option Procedures. During the period from and including October 20, 2002 to and including November 19, 2002 or, if such November 19, 2002 is not a business day, the next succeeding business day, DTC will receive instructions from its Participants (acting on behalf of owners of beneficial interests in the Offered Notes) to tender the Offered Notes for repayment under DTC's Repayment Option Procedures. Such tenders for repayment will be made by DTC by means of a book-entry credit of the Offered Notes to the account of the Trustee, provided that DTC receives instructions from tendering Participants by no later than Noon (Eastern Time). Promptly after the recording of any such book-entry credit, DTC will provide the Trustee an Agent Put Daily Activity Report in accordance with its Repayment Option Procedures, identifying the Offered Notes and the aggregate principal amount thereof as to which such tenders for repayment have been made. OWNERS OF BENEFICIAL INTERESTS IN OFFERED NOTES WHO WISH TO EFFECTUATE THE TENDER AND REPAYMENT OF SUCH OFFERED NOTES MUST INSTRUCT THEIR RESPECTIVE DTC PARTICIPANT OR PARTICIPANTS A REASONABLE PERIOD OF TIME IN ADVANCE OF NOVEMBER 19, 2002 AND PARTICIPANTS MUST NOTIFY THE TRUSTEE OF SUCH ELECTION BY 5:00 P.M., NEW YORK CITY TIME, ON THE LAST DAY FOR GIVING SUCH NOTICE.

         Certificated Bonds. If at any time the use of a book-entry system through DTC (or any successor securities depository) is discontinued with respect to the Offered Notes, tenders for repayment of such Offered Notes on December 19, 2002 shall be made according to the following procedures. The Company must receive at the Corporate Trust Office of the Trustee during the period from and including October 20, 2002 to and including November 19, 2002 or, if such November 19, 2002 is not a business day, the next succeeding business day, (i) the Offered Note with a duly executed demand setting forth the name of the registered holder of the Offered Note, the principal amount of the Offered Note, the amount of the Offered Note to be repaid, and a statement that the option to elect repayment is being exercised thereby, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States of America, setting forth the name of the registered holder of the Offered Note, the principal amount of the Offered Note, the amount of the Offered Note to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Offered Note to be repaid with the duly executed demand described in clause (i) will be received by the Company at the Corporate Trust Office of the Trustee not later than five business days after the date of such telegram, telex, facsimile transmission or letter and such Offered Note and form duly completed are received by the Company at the Corporate Trust Office of the Trustee by such fifth business day. Any such notice so received by the Company at the Corporate Trust Office of the Trustee during the period from and including October 20, 2002 to and including November 19, 2002 shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and the acceptance of any Offered Note for repayment will be determined by the Company, whose determination will be final and binding.

TRUSTEE

         The previous Trustee, Bank of America Illinois, has transferred its trust business to First Trust of Illinois, National Association, who has succeeded as Trustee under the Indenture and whose principal place of business is 400 N. Michigan Avenue, 2-South, Chicago, Illinois, ATTENTION: CORPORATE TRUST DEPT.

                              ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               SMITH BARNEY INC.





                                      -3-